UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 30, 2009

SPARTAN MOTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-13611 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1000 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

517-543-6400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement

As of November 30, 2009, Spartan Motors, Inc. (the "Company") entered into a three-year unsecured revolving credit facility under which it may borrow up to $70,000,000 from a syndicate of lenders, pursuant to a Credit Agreement by and among the Company, JPMorgan Chase Bank, N.A. as administrative agent ("JPMorgan"), and the lenders party thereto consisting of JPMorgan and Wells Fargo Bank, National Association (the "Credit Agreement").  Under the terms of the Credit Agreement, the Company may request an increase in the facility of up to $20,000,000 in the aggregate, subject to customary conditions.  The credit facility is available for the issuance of letters of credit and swing line loans, subject to certain limitations and restrictions.  Interest rates on borrowings under the credit facility are based on either (i) the highest of the prime rate, the federal funds effective rate from time to time plus 0.5%, or the one month adjusted London interbank market rate ("LIBOR") plus 1.0%; or (ii) adjusted LIBOR plus a margin based upon the Company's ratio of debt to earnings from time to time.  The Credit Agreement contains certain customary representations and covenants, including performance-based financial covenants on the part of the Company.  The credit facility matures November 30, 2012.

Also on November 30, 2009, the Company entered into an Amended and Restated Note Purchase and Private Shelf Agreement (the "Note Purchase Agreement") by and among the Company, Prudential Investment Management, Inc., and certain of its affiliates and managed accounts (collectively, "Prudential").  The Company has previously issued its 4.93% Series A Senior Notes due November 30, 2010, in the aggregate principal amount of $10,000,000, which Series A notes will now be governed by the Note Purchase Agreement.  In addition, the Note Purchase Agreement provides that: (i) on November 30, 2009, the Company will issue its 5.46% Series B Senior Notes due December 1, 2016, in the aggregate principal amount of $5,000,000; and (ii) Prudential will establish an uncommitted shelf facility, under which Prudential and affiliates will consider one or more requests from the Company to purchase up to an additional $45,000,000 in aggregate amount of the Company's senior notes from time to time.  The interest rate on any future notes issued under the shelf facility will be based on the benchmark Treasury rate corresponding to the weighted average life of the notes plus a spread as provided for in the Note Purchase Agreement.  The Note Purchase Agreement contains certain customary representations and covenants, including financial covenants on the part of the Company which are the same as those in the Credit Agreement.

Item 2.01        Completion of Acquisition or Disposition of Assets

On November 30, 2009, the Company completed the merger of its wholly-owned subsidiary, SMI Sub, Inc., with and into Utilimaster Holdings, Inc., a Delaware corporation ("Holdings"), pursuant to the terms of the Agreement and Plan of Merger dated November 18, 2009, as amended (the "Merger Agreement"), by and among the Company, SMI Sub, Inc., Holdings, Utilimaster Corporation, a Delaware corporation ("Utilimaster"), and John Hancock Life Insurance Company, a Massachusetts life insurance company and the majority stockholder of Holdings.  As a result of the closing of the merger, the Company became the sole shareholder of Holdings, the surviving corporation in the Merger.  Holdings is the parent corporation of Utilimaster, a Wakarusa, Indiana-based manufacturer of specialty vehicles made to customer specifications in the delivery and service market, including walk-in vans and truck bodies.

The cash consideration paid by the Company at closing totaled approximately $43,000,000 and is subject to certain post-closing adjustments, including a net working capital adjustment, as described in the Merger Agreement.  Pursuant to the Merger Agreement, the shareholders of Holdings may receive additional consideration through 2014 in the form of certain performance-based earn-out payments, up to an aggregate maximum amount of $7,000,000.

Item 9.01        Financial Statements and Exhibits

(a)        Financial Statements of Businesses Acquired

The financial statements required by this Item 9.01(a) are not included in this initial report on Form 8-K.  The required financial statements will be filed as an amendment to this Current Report on Form 8-K/A no later than 71 days after the deadline for filing this Current Report on Form 8-K.

(b)        Pro Forma Financial Information

The pro forma financial information required by this Item 9.01(b) is not included in this initial report on Form 8-K.  The required pro forma financial information will be filed as an amendment to this Current Report on Form 8-K/A no later than 71 days after the deadline for filing this Current Report on Form 8-K.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated:  December 4, 2009                               /s/ Joseph M. Nowicki

                                                                        By:  Joseph M. Nowicki

                                                                        Its:  Chief Financial Officer